EXHIBIT 99.1

Contacts:	Phillip D. Kramer	A. Patrick Diamond
	Executive Vice President and CFO	Manager, Special Projects
	713/646-4560 – 800/564-3036	713/646-4487 – 800/564-3036

FOR IMMEDIATE RELEASE

Plains All American Pipeline Announces

Public Offering of Common Units

(Houston – September 8, 2003) Plains All American Pipeline, L.P. (NYSE: PAA) announced today that it plans to sell 2,900,000 common units pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. The underwriters have the option to purchase up to 435,000 additional units to cover over-allotments, if any.

The Partnership intends to use the net proceeds from the offering to repay indebtedness under its revolving credit facility and for general partnership purposes, including potential acquisitions.

Citigroup Global Markets Inc. will act as book-running lead manager of the offering. In addition, Lehman Brothers Inc., UBS Securities LLC, A.G. Edwards & Sons, Inc., Wachovia Securities, Inc. and RBC Dain Rauscher Inc. have been named as co-managing underwriters.

A copy of the prospectus supplement and related base prospectus relating to this offering may be obtained from Citigroup Global Markets Inc. 140 58th Street, Brooklyn, NY 11220, Attn: Prospectus Dept, Floor 8I, or from any of the underwriters.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, stability of the capital markets, availability of acquisition targets, and other factors and uncertainties inherent in the marketing, transportation, terminalling, gathering and storage of crude oil discussed in the Partnership’s filings with the Securities and Exchange Commission.

Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation, terminalling and storage, as well as crude oil and LPG gathering and marketing activities, primarily in Texas, California, Oklahoma, Louisiana and the Canadian Provinces of Alberta and Saskatchewan. The Partnership’s common units are traded on the New York Stock Exchange under the symbol “PAA.” The Partnership is headquartered in Houston, Texas.

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